Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Arcimoto, Inc. on Form S-3 of our report dated March 30, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Arcimoto, Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2017 and 2016. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ dbbmckennon

Newport Beach, California

October 3, 2018